UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101) INFORMATION REQUIRED IN PROXY STATEMENT SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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PENNS WOODS BANCORP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2012 PROXY

PENNS WOODS
BANCORP, INC.

PENNS WOODS BANCORP, INC.
300 Market Street
Williamsport, PA 17701

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Our Shareholders:

The Annual Meeting of Shareholders of Penns Woods Bancorp, Inc. (the “Corporation”) will be held at the Holiday Inn Williamsport, 100 Pine Street, Williamsport, PA 17701, on Wednesday, April 25, 2012 at 1:00 P.M.  Only holders of record at the close of business on March 1, 2012, are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

At the 2012 Annual Meeting we will:

1.              Elect three (3) Class 2 director nominees of the Board of Directors, to serve for a three-year term that will expire in 2015, and until their successors are elected and qualified (Proposal No. 1);

2.              Consider and vote upon an amendment to the Corporation’s articles of incorporation to increase the authorized number of shares of common stock from 10,000,000 to 15,000,000 (Proposal No. 2);

3.              Consider and vote upon an amendment to the Corporation’s articles of incorporation to authorize 3,000,000 shares of preferred stock (Proposal No. 3);

4.              Ratify the appointment of S.R. Snodgrass, A.C., of Wexford, Pennsylvania, Certified Public Accountants as the independent registered public accounting firm for the Corporation for the year ending December 31, 2012 (Proposal No. 4); and

5.              Transact such other business as may properly come before the Annual Meeting, and any adjournment or postponement thereof.

The Board of Directors recommends that you vote “FOR” each of the proposals.

You are urged to mark, sign, date, and promptly return your proxy in the enclosed postage-paid envelope so that your shares may be voted in accordance with your wishes and in order that the presence of a quorum may be assured.  The prompt return of your proxy, regardless of the number of shares you hold, will aid the Corporation in reducing the expense of additional proxy solicitation.

You may access the following proxy materials at http://www.cfpproxy.com/4823:

•                  Notice of the 2012 Annual Meeting of Shareholders;

•                  the 2012 Proxy Statement of the Corporation;

•                  the Corporation’s Annual Report to Shareholders for the year ended December 31, 2011; and

•                  Proxy Card.

You are cordially invited to attend the Annual Meeting.  The giving of such proxy does not affect your right to vote in person at the Annual Meeting, if you give written notice to the Secretary of the Corporation of your intention to vote at the Annual Meeting.

By Order of the Board of Directors,

Richard A. Grafmyre
President and Chief Executive Officer

Dated: March 21, 2012

Important Notice Regarding Availability of Proxy Materials for the
Annual Meeting of Shareholders to be held on Wednesday, April 25, 2012

The Proxy Statement and Annual Report to Shareholders for the year ended
December 31, 2011 are available at http://www.cfpproxy.com/4823.

PENNS WOODS BANCORP, INC.
300 Market Street
Williamsport, PA  17701

PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD WEDNESDAY, APRIL 25, 2012

Introduction; Date, Time, and Place of Annual Meeting

This proxy statement is being furnished in connection with the solicitation by the Board of Directors of PENNS WOODS BANCORP, INC. (the “Corporation”), a Pennsylvania business corporation, of proxies to be voted at the Annual Meeting (the “Annual Meeting”) of holders of Common Stock (the “Common Stock”) of the Corporation to be held on Wednesday, April 25, 2012, at 1:00 P.M., at the Holiday Inn Williamsport, 100 Pine Street, Williamsport, PA 17701, and any adjournment or postponement thereof.

The principal executive office of the Corporation is located at 300 Market Street, Williamsport, PA 17701.  All inquiries should be directed to Richard A. Grafmyre, President of the Corporation, at (570) 322-1111.  Jersey Shore State Bank (the “Bank”) is a wholly owned subsidiary of the Corporation.

Solicitation and Revocability of Proxies

This proxy statement and enclosed proxy card are first being sent to shareholders of the Corporation on or about March 21, 2012.  Shares represented by the proxy, if properly signed and returned, will be voted in accordance with the specifications made thereon by the shareholders.  Any proxy not specifying to the contrary will be voted “FOR” the Class 2 nominees noted, “FOR” the proposal to amend the Corporation’s articles of incorporation to increase the number of authorized shares of common stock from 10,000,000 to 15,000,000, “FOR” the proposal to amend the Corporation’s articles of incorporation to authorize 3,000,000 shares of preferred stock, and “FOR” the ratification of the appointment of S.R. Snodgrass, A.C., Certified Public Accountants, as the independent registered public accounting firm of the Corporation for the year ending December 31, 2012.  The execution and return of the enclosed proxy card will not affect the right of a shareholder of record to attend the Annual Meeting and to vote in person if such shareholder gives written notice to the Secretary of the Corporation.  The cost of assembling, printing, mailing, and soliciting proxies and any additional material that the Corporation may furnish shareholders in connection with the Annual Meeting will be borne by the Corporation.  In addition to the solicitation of proxies by use of the mails, directors, officers, and employees of the Corporation and/or the Bank may solicit proxies by telephone, telegraph, or personal interview, with nominal expense to the Corporation.  The Corporation will also pay the standard charges and expenses of brokerage houses or other nominees or fiduciaries for forwarding proxy soliciting material to the beneficial owners of shares.

A shareholder of record who returns a proxy may revoke the proxy at any time before it is voted (1) by giving written notice of revocation to Richard A. Grafmyre, President and Chief Executive Officer, Penns Woods Bancorp, Inc., 300 Market Street, Williamsport, PA 17701, (2) by executing a later-dated proxy and giving written notice thereof to the Secretary of the Corporation, or (3) by voting in person after giving written notice to the President of the Corporation.

If your shares are held in “street name” (that is, through a broker, trustee, or other holder of record), you will receive a proxy card from your broker seeking instructions as to how your shares should be voted.  If no voting instructions are given, your broker or nominee has discretionary authority to vote your shares on your behalf on certain routine matters.  A “broker non-vote” results on a matter when your broker or nominee returns a proxy but does not vote on a particular proposal because it does not have discretionary authority to vote on that proposal and has not received voting instructions from you.  Under the rules of The New York Stock Exchange, only Proposal No. 4 (the ratification of the appointment of the Corporation’s independent registered public accounting firm) is a routine matter, and therefore is the only proposal for which your broker or nominee has discretionary authority to vote. Your broker or nominee does not have discretionary authority to vote on Proposal No. 1 (the election of the three Class 2 directors), Proposal No. 2 (the proposal to amend the articles of incorporation to increase the number of authorized shares of common stock), or Proposal No. 3 (the proposal to amend the articles of incorporation to authorize preferred stock).  You may not vote shares held in “street name” at the Annual Meeting unless you obtain a legal proxy from your broker or holder of record.

Quorum

Under the Corporation’s bylaws, the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast will constitute a quorum for transaction of business at the Annual Meeting.

Voting Securities

Holders of record of the common stock at the close of business on March 1, 2012 will be entitled to notice of and to vote at the Annual Meeting.  On March 1, 2012 there were 3,837,322 shares of common stock outstanding.  Each share of the common stock outstanding as of the close of business on March 1, 2012, is entitled to one vote on each matter that comes before the meeting and holders do not have cumulative voting rights with respect to the election of directors.

Under Pennsylvania law and the Bylaws of the Corporation, the presence of a quorum is required for each matter to be acted upon at the Annual Meeting.  Votes withheld, abstentions, and broker non-votes will be counted in determining the presence of a quorum for the particular matter.

Assuming the presence of a quorum, the three nominees for director receiving the highest number of votes cast by shareholders entitled to vote for the election of directors shall be elected.  Votes withheld from a nominee and broker non-votes will not constitute or be counted as votes cast for such nominee.

Assuming the presence of a quorum, the affirmative vote of a majority of all votes cast by shareholders at the Annual Meeting is required for the other matters to be considered at the Annual Meeting.  Abstentions will not constitute or be counted as votes cast, and therefore, will not affect the outcome of the vote on these matters.

All proxies properly executed and not revoked will be voted as specified.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Corporation maintained the following standing committees for 2011, the current members of which are as follows:

		Number of Times Met During 2011
AUDIT:	James M. Furey, II, D. Michael Hawbaker, Leroy H. Keiler, III, R. Edward Nestlerode, Jr.	4

EXECUTIVE:	Michael J. Casale, Jr., H. Thomas Davis, Jr., R. Edward Nestlerode, Jr., Hubert A. Valencik	0

The Bank maintained the following standing committees for 2011, the current members of which are as follows:

AUDIT:	James M. Furey, II, D. Michael Hawbaker, Leroy H. Keiler, III, R. Edward Nestlerode, Jr.	4

BUILDING & INSURANCE:	Michael J. Casale, Jr., H. Thomas Davis, Jr., James M. Furey, II, Leroy H. Keiler, III, Hubert A. Valencik	1

EXECUTIVE:	Michael J. Casale, Jr., H. Thomas Davis, Jr., James M. Furey, II, R. Edward Nestlerode, Jr., Hubert A. Valencik	0

COMPENSATION & BENEFITS:	Michael J. Casale, Jr., H. Thomas Davis, Jr., D. Michael Hawbaker, R. Edward Nestlerode, Jr.	1

ASSET LIABILITY:	James M. Furey, II, D. Michael Hawbaker, Leroy H. Keiler, III, William H. Rockey, Hubert A. Valencik, Ronald A. Walko, Richard A. Grafmyre, Robert J. Glunk, Brian L. Knepp, Ann M. Riles, Janine E. Packer	4
	(Mr. Glunk, Mr. Knepp, Ms. Riles, and Ms. Packer are employees of the Bank.)

The Audit Committee was composed of five (5) independent directors within the meaning of the NASDAQ listing standards during 2011, and will be composed of four (4) independent directors during 2012 as a result of the death of Director James E. Plummer, who served as the Audit Committee Financial Expert.  The Audit Committee operates under a written charter, a copy of which is available on our website, www.jssb.com, under Investor Relations/ Financial Information/ Governance Documents and is available upon written request to the President.  The Board of Directors has designated R. Edward Nestlerode, Jr. as the Audit Committee Financial Expert.  The Audit Committee is responsible for the appointment, compensation, oversight, and termination of the Corporation’s independent auditors.  The Audit Committee is required to pre-approve audit and certain non-audit services performed by the independent auditors.  The Audit Committee also assists the Board of Directors in providing oversight over the integrity of the Corporation’s financial statements, compliance with applicable legal and regulatory requirements, and the performance of our internal audit function.  The Audit Committee also is responsible for, among other things, reporting to the Board of Directors on the results of the annual audit and reviewing the financial statements and related financial and non-financial disclosures included in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  Importantly, from a corporate governance perspective, the Audit Committee regularly evaluates the independent auditors’

independence, including approving consulting and other legally permitted, non-audit services provided by the auditors and the potential impact of the services on the auditors’ independence.  The Audit Committee meets periodically with the independent auditors and the internal auditors outside of the presence of management, and possesses the authority to retain professionals to assist it in meeting its responsibilities without consulting with management.  The Audit Committee reviews and discusses with management earnings releases, including the use of pro forma information.  The Audit Committee also discusses with management and the independent auditors the effect of accounting initiatives.  The Audit Committee also is responsible for receiving and retaining complaints and concerns relating to accounting and auditing matters.

The Board of Directors of the Corporation met nine (9) times during 2011.  The Board of Directors of the Bank met twenty-six (26) times during 2011.  All of the Directors attended at least 75% of the aggregate of all meetings of the Board of Directors and the Committees of which they were members.

Board Leadership Structure

Our Board of Directors maintains the freedom to choose whether the roles of Chairman of the Board and Chief Executive Officer should be combined or separated, based on what it believes is best for the Corporation and its shareholders at any given time.  The Board of Directors has determined that it is appropriate to separate the roles of Chief Executive Officer and Chairman of the Board.  Accordingly, Ronald A. Walko serves as Chairman of the Board of the Corporation and Bank, while Richard A. Grafmyre serves as Chief Executive Officer of the Corporation and Bank.  The Board of Directors believes this arrangement provides stronger corporate governance and conforms to industry best practices.

Board Risk Oversight

Each member of the Board of Directors has a responsibility to monitor and manage risks faced by the Corporation.  At a minimum, this requires the members of the Board of Directors to be actively engaged in board discussions, review materials provided to them, and know when it is appropriate to request further information from management and/or engage the assistance of outside advisors.  Furthermore, because the banking industry is highly regulated, certain risks to the Corporation are monitored by the Board of Directors through its review of the Corporation’s and the Bank’s compliance with regulations set forth by the banking regulatory authorities.  Because risk oversight is a responsibility for each member of the Board of Directors, the Board’s responsibility for risk oversight is not concentrated into a single committee.  Instead, oversight is delegated, to a large degree, to the various board committees with an independent director serving in the capacity of committee chairman. These committees meet formally, as needed, to discuss risks and monitor specific areas of the Corporation’s performance with their findings reported at the next scheduled full meeting of the Board of Directors.  In addition, the composition of the Board of Directors and normal agenda allow for the continuous oversight of risk by providing an environment which encourages the directors to ask specific questions or raise concerns and allots them sufficient time and materials to do so effectively.  The overlap of committee membership provides a broad perspective of various risks and the actions undertaken to manage risks in today’s environment.

Director Independence

In the view of the Board of Directors, all directors who are independent within the meaning of the NASDAQ listing standards should participate in the selection of director nominees.  Accordingly, all directors, except for Messrs. Walko, Rockey, and Grafmyre, participate in the selection of director nominees.  Directors who participate in the selection of director nominees operate under a written charter, a copy of which is available on our website, www.jssb.com, under Investor Relations/Financial Information/Governance Documents and is available upon request to the President.  Independent directors considering the selection of director nominees will consider candidates recommended by shareholders.  Shareholders desiring to submit a candidate for consideration as a nominee of the Board of Directors must submit the same information with regard to the candidate as that required to be included in the Corporation’s proxy statement with respect to nominees of the Board of Directors in addition to any information required by the Bylaws of the Corporation.  Shareholder recommendations should be submitted in writing to Penns Woods Bancorp, Inc., 300 Market Street, Williamsport, PA 17701 (Attention: President and Chief Executive Officer), on or before December 31 of the year preceding the year in which the shareholder desires the candidate to be considered as a nominee.  Although the Board of Directors at this time does not utilize any specific written qualifications, guidelines, or policies in connection with the selection of director nominees, candidates must have a general understanding of the financial services industry or otherwise be able to provide some form of benefit to the Corporation’s business, possess the skills and capacity necessary to provide strategic direction to the Corporation, be willing to represent the interests of all shareholders, be able to work in a collegial board environment, and be available to devote the necessary time to the business of the Corporation.  In addition to these requirements, candidates will be considered on the basis of diversity of experience, skills, qualifications, occupations, education, and backgrounds, and whether the candidate’s skills and experience are complementary to the skills and experience of other Board members.  Candidates recommended by shareholders will be evaluated on the same basis as candidates recommended by the independent directors.

Nominations for director to be made at the Annual Meeting by shareholders entitled to vote for the election of directors must be submitted to the Secretary of the Corporation not less than ninety (90) days or more than one hundred fifty (150) days prior to the Annual Meeting, which notice must contain certain information specified in the Bylaws.  No notice of nomination for election as a director has been received from any shareholder as of the date of this proxy statement.  If a nomination is attempted at the Annual Meeting that does not comply with the procedures required by the Bylaws or if any votes are cast at the Annual Meeting for any candidate not duly nominated, then such nomination and/or such votes may be disregarded.

COMPENSATION OF DIRECTORS

Director Compensation Table

					Change in Pension
	Fees				Value and
	Earned or			Non-Equity	Nonqualified Deferred
	Paid in	Stock	Option	Incentive Plan	Compensation	All Other
	Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)	($)	($)	($)(1)	($)(2)	($)
Michael J. Casale, Jr.	$37,200	$—	$—	$—	$—	$—	$37,200
H. Thomas Davis, Jr.	33,400	—	—	—	—	—	33,400
James M. Furey, II	41,200	—	—	—	—	—	41,200
D. Michael Hawbaker	39,200	—	—	—	—	—	39,200
Leroy H. Keiler, III	41,900	—	—	—	—	—	41,900
R. Edward Nestlerode, Jr.	37,700	—	—	—	—	—	37,700
James E. Plummer	45,400	—	—	—	—	—	45,400
William H. Rockey	39,200	—	—	—	—	43,200	82,400
Hubert A. Valencik	41,200	—	—	—	—	31,972	73,172
Ronald A. Walko	35,400	—	—	—	—	—	35,400

(1)         Represents portion, if any, of interest credited to the director’s deferred fee account which exceeds 120% of the applicable federal rate under the Internal Revenue Code.  The director fee agreements are described below.

(2)  Represents earnings from consulting agreements (described in detail below) and, in the case of Mr. Valencik, an additional $15,172 for health insurance benefits.

In connection with his retirement on September 30, 2010, Mr. Rockey, the Corporation, and the Bank entered into a consulting agreement, effective October 1, 2010 for a period of twelve months. Under the agreement, Mr. Rockey assisted the Corporation and the Bank in retaining and developing customers of the Bank in Centre County, Pennsylvania until September 30, 2011. In return for these services, the Company paid Mr. Rockey $4,800 per month during the term of the agreement.

In connection with his retirement, Mr. Valencik and the Corporation entered into a consulting agreement, effective August 1, 2005. Under the agreement, Mr. Valencik performs certain consulting services for the Corporation, principally in the area of business development. The agreement renews annually on each August 1, subject to either party’s right to terminate the agreement upon 45 days’ prior written notice. During the term of the consulting agreement, Mr. Valencik will be required to devote not more than 20 hours per week to the provision of consulting services. In consideration of the consulting services, he will be paid $1,400 per month and will be reimbursed for the after-tax cost of health insurance if he is then ineligible for coverage under the Corporation’s health insurance programs.

The Corporation paid a $10,000 retainer fee to each director of the Corporation during 2011.  All directors of the Bank received $1,000 for each meeting of the Board of Directors of the Bank, $500 for each Audit or Asset Liability Committee meeting, and $400 for all other committee meetings of the Board of Directors of the Bank that the director attended during 2011.  In addition, directors receive compensation for accompanying an officer on property appraisals at a rate of $20 for the first hour and $10 for each subsequent hour.  The director serving as the Secretary of the Board of Directors receives $200 per meeting.  In the aggregate, the existing Board of Directors of the Corporation earned $391,800 for all Board and committee meetings of the Corporation and the Bank attended.  This total also includes the total received for appraisals and the secretarial function.  A portion of fees earned are used to fund a deferred compensation plan for the directors who participated in this plan.

The Bank and Directors Casale, Furey, Rockey, and Walko have entered into director fee agreements pursuant to which each participating director may defer payment of all or a portion of his director’s fees earned for service on the Boards of Directors of the Corporation and the Bank.  The Bank has established a deferral account for each participating director on its books.  Benefits are funded by each director’s fees and the Bank’s general assets and are payable upon retirement, early termination, disability, death, or the occurrence of a change in control of the Corporation or the Bank.  Interest is credited to each deferral account at an annual rate equal to 50% of the Corporation’s return on equity for the immediately prior year, compounded monthly.  Following termination of service, interest is credited to a deferral account at a rate based on the yield of the 10-year treasury note.  A participating director may receive a benefit if the Board of Directors has determined that, following a request by a participating director, such director has suffered a severe unforeseeable financial hardship and becomes payable at the Board of Directors discretion.  Generally, the payments are payable, at the participating director’s prior election, in a lump sum or in 60 equal monthly installments.  Following the occurrence of a triggering event, payments will commence within 30 days after, at the participating director’s prior election, his retirement or termination of service, or the occurrence of a change in control of the Corporation or the Bank.  If payments were not triggered until the participating director’s death, the benefits will be paid within 90 days following receipt of the director’s death certificate.

Mr. Grafmyre did not receive any director fees during 2011.  Commencing in 2011, employee directors elected to the Board for the first time during 2010 and in any year thereafter (including Mr. Grafmyre) will not receive any separate compensation for serving as a director of the Corporation or the Bank.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Directors Casale, Davis, Furey, Hawbaker, Keiler, Nestlerode, and Valencik have lending relationships with the Bank, our wholly owned banking subsidiary, which were made, and presently are, in compliance with Regulation O under the federal banking laws.  For more information relating to loans to our directors, see “Certain Transactions.”  With these exceptions, no member of the Compensation and Benefits Committee (i) was, during the 2011 fiscal year, or had previously been, an officer or employee of the Corporation or its subsidiaries or (ii) had any direct or indirect material interest in a transaction of the Corporation or a business relationship with the Corporation, in each case that would require disclosure under applicable rules of the SEC.  No other interlocking relationship existed between any member of the Compensation and Benefits Committee or an executive officer of the Corporation, on the one hand, and any member of the Compensation Committee (or committee performing equivalent functions, or the full Board of Directors) or an executive officer of any other entity, on the other hand, requiring disclosure pursuant to the applicable rules of the SEC.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

The bylaws provide that the Board of Directors shall consist of not less than five (5) nor more than twenty-five (25) directors who are shareholders, the exact number to be fixed and determined from time to time by resolution of the full Board of Directors or by resolution of the shareholders at any annual or special meeting.  The Articles of Incorporation and Bylaws further provide that the directors shall be divided into three (3) classes, as nearly equal in number as possible, known as Class 1, Class 2, and Class 3.  The directors of each class serve for a term of three (3) years and until their successors are elected and qualified.  Under Pennsylvania law, directors of the Corporation can be removed from office by a vote of shareholders only for cause.  Following the death of Director James E. Plummer in 2011, Director Ronald A.Walko moved from Class 1 to Class 2 to maintain each class as nearly equal in number as possible as required by Pennsylvania law and the Corporation’s articles of incorporation and bylaws, and the Board of Directors set the number of directors at ten (10).  The directors of the Corporation serve as follows:

Nominees for election of Class 2	Class 3 Directors	Class 1 Directors
Directors whose term expires in 2015:	to serve until 2014:	to serve until 2013:
Leroy H. Keiler, III (age 48)	H. Thomas Davis, Jr. (age 63)	Michael J. Casale, Jr. (age 60)
Hubert A. Valencik (age 70)	James M. Furey, II (age 64)	R. Edward Nestlerode, Jr. (age 59)
Ronald A. Walko (age 65)	Richard A. Grafmyre (age 58)	William H. Rockey (age 65)
D. Michael Hawbaker (age 44)

The Board of Directors has affirmatively determined that all of the Corporation’s directors are independent within the meaning of the NASDAQ listing standards, except for Ronald A. Walko, Chairman of the Board and former President and Chief Executive Officer of the Corporation and the Bank, William H. Rockey, former Senior Vice President of the Corporation and the Bank, and Richard A. Grafmyre, President and Chief Executive Officer of the Corporation and the Bank.  The Board categorically determined that a lending relationship resulting from a loan made by the Bank to a director would not affect the determination of independence if the loan complies with Regulation O under the federal banking laws. The Board also categorically determined that maintaining with the Bank a deposit, savings, or similar account by a director or any of the director’s affiliates would not affect the determination of independence if the account is maintained on the same terms and conditions as those available to similarly situated customers.

The proxies solicited hereunder will be voted “FOR” (unless otherwise directed) the three (3) director nominees of the Board of Directors listed previously for election as Class 2 directors.  Each nominee has agreed to serve if elected and qualified.  The Corporation does not contemplate that any nominee will be unable to serve as a director for any reason.  However, in the event one or more of the nominees should be unable to stand for election, proxies will be voted for the remaining nominees and such other persons selected by the Board of Directors, in accordance with the best judgment of the proxy holders.

INFORMATION AS TO NOMINEES AND DIRECTORS

Set forth below is the principal occupation and certain other information regarding the nominees and other directors whose terms of office will continue after the annual meeting.  In addition, below we provide the particular experience, qualification, attributes, or skills that led the Board of Directors to conclude that each director and nominee should serve as a director.  Share ownership information for each director and nominee is included under “Beneficial Ownership and Other Information Regarding Directors and Management.”

NOMINEES FOR DIRECTOR

Leroy H. Keiler, III operates Leroy H. Keiler, Attorney at Law.  Mr. Keiler has served as a director of the Corporation since 2006. Because banking is a highly regulated industry and success in the industry is dependent on adequately managing certain lending risks, Mr. Keiler’s experience as an attorney is helpful to the Board in reviewing the Bank’s legal matters and documentation related to residential lending matters.  Additionally, Mr. Keiler’s relatively younger age adds to the diversity of the Board and helps to ensure that the Board will develop Board members with a depth of knowledge of the Corporation and the Bank, in order to avoid knowledge and experience voids as older Board members retire.

Hubert A. Valencik is a retired former Senior Vice President and Chief Operations Officer of the Bank and Senior Vice President of the Corporation.  Mr. Valencik has served as a director of the Corporation since 2005.  As the former Chief Operations Officer of the Bank, Mr. Valencik continues to provide the Board valuable insight and information regarding the operations of the Bank, which assists the Board in providing adequate levels of management oversight.

Ronald A. Walko is the Chairman of the Board of the Corporation and the Bank.  He joined the Bank in 1986 as Vice President and Senior Loan Officer.  He was elected Executive Vice President and Chief Executive Officer of Penns Woods Bancorp, Inc. and the Bank in May 1999, and served as the President and Chief Executive Officer of Penns Woods Bancorp, Inc. and the Bank from August 2000 until October 2010.  With 25 plus years of service with the Bank, Mr. Walko possesses a deep understanding of the Bank’s operations.

DIRECTORS CONTINUING IN OFFICE

Michael J. Casale, Jr. is the principal of Michael J. Casale, Jr., Esq., LLC.  Mr. Casale has served as a director of the Corporation since 1999. Because banking is a highly regulated industry and success in the industry is dependent on adequately managing certain lending risks, Mr. Casale’s experience as an attorney is helpful to the Board in reviewing the Bank’s legal matters and documentation related to commercial lending matters.

H. Thomas Davis, Jr. is Chairman and Chief Executive Officer of Davis Insurance Agency, Inc. a provider of property and casualty insurance.  Mr. Davis has served as a director of the Corporation since 1999.  Mr. Davis’ extensive knowledge of the insurance industry remains important to the Board for its oversight of the Bank’s wholly owned subsidiary, The M Group, Inc., d/b/a The Comprehensive Financial Group, which sells insurance products.

James M. Furey, II is President and owner of Eastern Wood Products.  Mr. Furey has served as a director of the Corporation since 1990.  Through Mr. Furey’s professional experience in the lumber industry, which is significant in the Williamsport region, he has developed strong ties to the community there, which remains the Bank’s primary market.  From these community relationships, Mr. Furey provides the Board with insight as to the growth opportunities and real estate industry within the Williamsport region.

Richard A. Grafmyre has served as President and Chief Executive Officer of the Corporation and the Bank since joining the Corporation in October 2010.  Prior to joining the Corporation, Mr. Grafmyre served as President, Chief Executive Officer, and Chairman of FNB Bank since 1997.  For the efficient operation of the Board, the Board believes that the President and Chief Executive Officer should have a position on the Board to act as a liaison between the Board and management and to assist with the Board’s oversight responsibilities by ensuring the Board receives information from management in a timely and accurate manner to permit the Board to carry out its responsibilities effectively.  Mr. Grafmyre’s extensive professional banking experience within a larger holding company structure enables him to provide the Board with insight as to how the Bank’s operations, policies, and implementation of strategic plans compare to those of its peers.

D. Michael Hawbaker is Executive Vice President of Glenn O. Hawbaker, Inc., a provider of heavy construction services and products throughout the company’s market area in Centre County, Pennsylvania.  Mr. Hawbaker has served as a director of the Corporation since 2007. Mr. Hawbaker, as our youngest Board member, adds to the diversity of the Board and helps to ensure that the Board will develop Board members with a depth of knowledge of the Corporation and the Bank, in order to avoid knowledge and experience voids as older Board members retire.  Additionally, Mr. Hawbaker understands the community and political landscape of the Centre County area where the Board intends to continue to grow the Bank’s business.  Mr. Hawbaker possesses a level of financial acumen important to his service as a member of the Audit Committee.

R. Edward Nestlerode, Jr. is a Vice President and Chief Executive Officer of Nestlerode Contracting Co., Inc., which specializes in bridge building.  Mr. Nestlerode has served as a director of the Corporation since 1995.  Mr. Nestlerode maintains strong community ties in the Clinton County area, which is a region that the Bank intends to grow its business. Through his business, Mr. Nestlerode has developed knowledge of the construction industry, which provides the Board with insight regarding the development of potential customer relationships and opportunities for the Bank.  In addition, Mr. Nestlerode’s previous experience as a Chief Financial Officer is valuable as a member of the Audit Committee.

William H. Rockey is a retired former Senior Vice President of the Corporation and the Bank.  He was the president of the former First National Bank of Spring Mills.  Mr. Rockey has served as a director of the Corporation since 1999.  Mr. Rockey’s ties to Centre County, Pennsylvania will assist the Bank in growing its business in the Centre County region.  In addition, Mr. Rockey’s former position with the Corporation, along with his long-time professional banking experience in Centre County, Pennsylvania, combined with his knowledge and familiarity of the Bank’s culture and operating procedures, provide the Board with significant business development resources and experience.

PRINCIPAL OFFICERS OF THE CORPORATION

The following table lists the executive officers of the Corporation as of March 1, 2012:

Name	Age	Position and/or Offices With the Corporation	Bank Employee Since	Number of Shares of the Corporation	Year First Elected an Officer
Richard A. Grafmyre	58	President & Chief Executive Officer	2010	1,078	2010
Brian L. Knepp	37	Chief Financial Officer	2005	620	2005
Ann M. Riles	57	Senior Vice President and Chief Credit Officer	1983	5,045	2007

Biographical information for Mr. Grafmyre is set forth above under the caption “Information as to Nominees and Directors.”

Mr. Knepp joined the Bank in 2005 as Vice President — Finance and became the Chief Financial Officer in April 2008.

Ms. Riles joined the Bank in 1983 as a loan officer, and was appointed Senior Vice President and Chief Credit Officer in 2007.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

PRINCIPAL OWNERS

As of March 1, 2012, there were no persons who owned of record or who are known by the Board of Directors to be beneficial owners of more than 5% of the Corporation’s common stock.

BENEFICIAL OWNERSHIP AND OTHER INFORMATION REGARDING DIRECTORS AND MANAGEMENT

The following table sets forth, as of March 1, 2012, information regarding the number of shares and percentage of the outstanding shares of common stock beneficially owned by each director, executive officer, and as a group.  Unless otherwise indicated in a footnote, shares of our common stock have not been pledged as security.

Name	Principal Occupation for Past Five Years	Year First Became a Director	Amount & Nature of Beneficial Ownership		% of Total Shares Outstanding
Michael J. Casale, Jr.	Principal, Michael J. Casale, Jr., Esq., LLC	1999	21,584	(1)	0.56%
H. Thomas Davis, Jr.	Chairman & Chief Executive Officer of Davis Insurance Agency, Inc.	1999	18,445	(2)	0.48%
James M. Furey, II	President & Owner of Eastern Wood Products	1990	14,607	(3)	0.38%
Richard A. Grafmyre	President & Chief Executive Officer of the Corporation and Bank	2010	1,078	(4)	0.03%
D. Michael Hawbaker	Executive Vice President of Glenn O. Hawbaker, Inc.	2007	800	(5)	0.02%
Leroy H. Keiler, III	Leroy H. Keiler, III, Attorney at Law	2006	549	(6)	0.01%
Brian L. Knepp	Chief Financial Officer of the Corporation and Bank	N/A	620	(7)	0.02%
R. Edward Nestlerode, Jr.	Vice President and Chief Executive Officer of Nestlerode Contracting Co., Inc.	1995	16,200	(8)	0.42%
Ann M. Riles	Senior Vice President & Chief Credit Officer of the Corporation and Bank	N/A	5,045	(9)	0.13%
William H. Rockey	Retired; Former Senior Vice President of the Corporation and Bank; Former President of First National Bank of Spring Mills	1999	32,912	(10)	0.86%
Hubert A. Valencik	Retired; Former Senior Vice President & Chief Operations Officer of the Bank; Former Senior Vice President of the Corporation	2005	15,078	(11)	0.39%
Ronald A. Walko	Chairman of the Board; Former President & Chief Executive Officer of the Corporation and Bank	2000	22,516	(12)	0.59%
All Executive Officers and Directors as a Group			149,434		3.89%

(1)            Includes 15,918 shares held jointly with his spouse, 660 shares held by his spouse, and 5,006 shares held by his children.

(2)            Shares held individually.

(3)            Includes 6,547 shares held jointly with his spouse, 6,430 held individually, and 1,630 shares held by his spouse.

(4)            Shares held individually.

(5)            Includes 600 shares held jointly with his spouse and 200 shares held individually.

(6)            Shares held jointly with his spouse.

(7)            Shares held individually.

(8)            Includes 7,631 shares held jointly with his spouse and his father, 6,858 shares held individually, 501 shares held by his children, and 1,210 shares held by Nestlerode Contracting Co., Inc.

(9)            Includes 3,542 shares held jointly with her spouse and 1,503 shares held individually.

(10)     Includes 31,670 shares held jointly with his spouse, and 1,242 shares held individually.

(11)     Includes 3,310 shares held jointly with his spouse, and 11,768 shares held individually.

(12)     Includes 19,896 shares held jointly with his spouse and children, 2,083 shares held individually, 435 shares held by his spouse, and 102 shares held jointly by his spouse and children.

SECTION 16 (a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires our officers and directors, and any persons owning ten percent or more of our common stock, to file in their personal capacities initial statements of beneficial ownership on Form 3, statements of changes in beneficial ownership on Form 4, and annual statements of beneficial ownership on Form 5 with the Securities and Exchange Commission (the “SEC”).  Persons filing such beneficial ownership statements are required by SEC regulation to furnish us with copies of all such statements filed with the SEC.  The rules of the SEC regarding the filing of such statements require that “late filings” be disclosed in the Corporation’s proxy statement.  Based solely on the reports received by us or filed with the SEC and on written representations from reporting persons, we believe all such persons complied with all applicable filing requirements during 2011, with the exception of Mr. Plummer, for whom one late Form 4 was filed reporting a single transaction.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Discussion and Analysis addresses the following issues: members of the Compensation and Benefits Committee (the “Committee”) and their role, compensation-setting process, philosophy regarding executive compensation, and components of executive compensation.

Committee Members and Independence

The Committee is comprised of four (4) independent directors under the requirements set forth in the NASDAQ listing standards.  The members of the Committee are: Michael J. Casale, Jr., H. Thomas Davis, Jr., D. Michael Hawbaker, and R. Edward Nestlerode, Jr.

Role of Committee

The Committee’s focus is to establish a compensation policy and philosophy that will enable the Corporation to attract, retain, motivate, and reward executive officers that are critical to the success of the Corporation.  In doing so, the Committee:

•                  reviews and adjusts the principles guiding the compensation policy to maintain alignment with short and long-term strategic goals and to build shareholder value;

•                  establishes performance objectives including, but not limited to, earnings, return on assets, return on equity, total assets, and quality of the loan portfolio;

•                  evaluates the performance of the executive officers in comparison to the performance goals;

•                  determines the compensation of executive officers and the components of the compensation;

•                  administers the retirement plans of the Corporation, including the defined benefit, defined contribution, and 401(k) plans;

•                  administers the 2006 Employee Stock Purchase Plan;

•                  recommends changes to compensation plans, cash or equity, to the full Board of Directors;

•                  reviews and recommends changes to succession plans; and

•                  reviews and recommends changes to director compensation.

Committee Meetings

The Committee meets as often as necessary.  During 2011, the Committee held one meeting at which it determined and approved wage and benefit changes for the 2012 fiscal year.  The Committee does not maintain a written charter.  The Committee works with the President and Chief Executive Officer to determine the meeting agenda and material to be reviewed.  The materials and inputs utilized may include, but are not limited to, the following:

•                  financial reports outlining budget to actual performance;

•                  reports of corporate achievement/recognition by outside parties;

•                  forecasted financial results as compared to the current budget and actual results;

•                  peer financial analysis and comparison;

•                  completion and progress of meeting strategic goals;

•                  peer equity and cash compensation data;

•                  national and regional compensation surveys; and

•                  financial impact of current and proposed compensation programs.

Committee Process

The Committee sets the compensation of the executive officers and other employees during the fourth quarter of each fiscal year for the next year.  Although the decisions are made in the fourth quarter, the Committee continuously monitors the performance of the Corporation and executives throughout the year as part of the routine full Board of Directors meetings.

The Committee utilizes the input and assistance of management when making compensation decisions.  Management input includes:

•                  employee performance evaluations and compensation recommendations;

•                  reporting actual and forecasting future results;

•                  establishing performance objectives;

•                  review and recommendations of non-cash employee compensation programs; and

•                  assistance with Committee meeting agendas.

The President and Chief Executive Officer has direct involvement with the Committee during the meetings in order to provide status updates on the attainment of strategic goals, discuss performance evaluations, and make recommendations on executive officer compensation packages, for the named executive officers other than himself.

Annually, the Committee meets to evaluate the performance of the executive officers, set the compensation for the following fiscal year, and to determine their cash bonus to be paid for the current year.

Compensation Elements

Base Salary

The Committee believes that the base salary of the named executive officers is the cornerstone of the compensation package and is the primary source of compensation to the executive.  The base salary provides a consistent level of pay to the executive, which the Committee feels decreases the amount of executive turnover, promotes the long-term goals of the Corporation, and is a tax deductible expense.  The factors used in determining the level of base salary include the executive’s qualifications and experience, tenure with the Corporation, responsibilities, attainment of goals and objectives, past performance, and peer practices.  A review of past performance and the attainment of goals and objectives are reviewed annually as part of the formal annual performance review.  During the review, which occurs during the fourth quarter, objectives and goals for the next year and upcoming milestones related to the corporate strategic plan are discussed.  Peers for the Corporation are bank holding companies within the Philadelphia Federal Reserve District with assets between $500 million and $1 billion and include the following:

AmeriServ Financial, Inc.	CCFNB Bancorp, Inc.	Citizens Financial Services, Inc.
Dimeco, Inc.	DNB Financial Corporation	ENB Financial Corp.
Fidelity D & D Bancorp, Inc.	First Keystone Corporation	Franklin Financial Services Corp.
Harleysville Savings Financial Corp.	Honat Bancorp, Inc.	Integrity Bancshares, Inc.
Mid Penn Bancorp, Inc.	Penseco Financial Services Corp.	QNB Corporation

Data for these peers is gathered from various sources including, but not limited to, SEC filings, Federal Reserve filings, and other information publicly released by the peer companies.  The Committee utilizes such comparative information as one component solely for determining base salary for such executives.  Other components considered by the Committee include the factors described above.  The Committee does not assign relative weights to any one component but considers the entire mix of information.  The Committee does not consider such comparative information in connection with other elements of the overall compensation of such executives.

Annual Bonus Program

The Committee administers a Performance-Based Cash Incentive Plan originally adopted in March 2010.  The plan provides at-risk compensation awards to eligible employees, which include full-time employees of the Bank (except employees who are eligible for employee commission incentive programs) and part-time employees who are eligible to participate in the Bank’s Pension Plan and/or 401(k) Plan.  In addition, the employee must receive an overall rating of “Good” or higher on his or her most recent individual performance appraisal prior to the end of the plan year.  The plan is designed to support organizational objectives and financial goals set forth in the Bank’s strategic business plan and financial plan.  The plan further aligns the interests of the Corporation’s shareholders with those of the Bank’s employees and assists the Bank in attracting, retaining, and motivating high-quality personnel, who contribute to the success and profitability of the Bank.

The Committee by resolution establishes six target results criteria on an annual basis.  Target results are the annual goals of the Bank, which are consistent with the Bank’s strategic business plan and financial plan, which must be met in order to receive a cash award under the plan.  The target results integrate industry peer group standards with the goals set forth in the Bank’s strategic business plan and financial plan. Targets are weighted to reflect the relative importance of each goal to the Bank’s goals under its strategic business plan and financial plan.  Target measures that may be used by the Committee include, but are not limited to, return on equity, gross loan growth, growth in deposits (excluding brokered deposits), growth in core deposits, net interest margin, and net overhead as a percent of average assets.  Target results are set at levels intended to be challenging, but more likely than not to be achieved, or come substantially close to being achieved.

The Committee has the discretion to exclude nonrecurring or extraordinary items of income, gain, expense, or loss, or any other factor it may deem relevant in its determination as to whether the target results have been satisfied.  The Committee must conclude that an award, in such a circumstance, would ensure that the best interests of the Bank and the Corporation’s shareholders are protected and are not in conflict with the interests of the plan’s participants.

Cash awards are based upon a percentage of eligible compensation, which will be the employee’s Form W-2 gross wages net of any amount included as a payment for any prior year bonus awards.  The higher the eligible employee’s position is with the Bank, the greater the percentage of the employee’s eligible compensation may be received as a cash award.  This reflects the Bank’s belief that the performance of our named executive officers and other members of upper management has relatively greater impact on the performance of the Bank.

If the plan participants’ employment is terminated with the Bank, other than retirement (which generally will be attaining the age of 65) or death during the plan year, the participant will not be eligible to receive a bonus award even if the target results are reached. If plan participant is terminated as a result of death or retirement and the participant worked at least six months during the plan year, the participant, or in the case of death, the participant’s beneficiary, will be eligible to receive a pro-rated bonus at the same time and manner as cash bonuses are paid to the other participants in the plan.

The plan is administered by the Committee, but annual awards determined by the Committee under the plan are subject to the approval of the Board of Directors of the Bank.  The Committee may only make awards when it deems such awards are in the best interests of the Bank, the Corporation’s shareholders, and the plan participants.  The Committee or the Board may take action to amend, modify, suspend, reinstate, or terminate the Plan at any time.  Such amendments, modifications, suspensions, reinstatements, or terminations may apply retroactively.

For 2011, the Committee established six weighted performance targets to be satisfied as a condition to the payment of any bonuses under the plan for 2011.  The performance factors and weightings for each factor for 2011, all of which exclude securities gains or losses where applicable, were as follows:  Return on Equity (target: 16.18%; weighting: 30%); Gross Loan Growth (target:  $19.894 million; weighting:  20%); Deposit Growth, excluding brokered deposits (target:  $46.377 million; weighting:  5%); Core Deposit Growth (target:  $15.628 million; weighting:  15%); Net Interest Margin (target: 4.48%; weighting:  15%); and Net Overhead as a Percentage of Average Assets (target: 1.86%; weighting:  15%).  The Bank’s actual performance measured against the weighted target performance factors resulted in performance of approximately 170% of targeted goals and resulted in potential cash awards for Tier 1 participants (the President and CEO) of up to 36.0% of base salary, and cash awards for Tier 2 participants of up to 26.5% of base salary.  Based on these factors, Mr. Grafmyre received a bonus of $88,536 for 2011, Mr. Knepp received a bonus of $28,956 for 2011, and Ms. Riles received a bonus of $35,946 for 2011.

Equity Awards

The Committee currently does not use stock options or other equity-based awards as part of the compensation package for its named executive officers.  The Committee feels that the cash compensation provided at this time adequately rewards the named executive officers for their contribution to the Corporation.  In addition, the Committee believes shareholder value is better enhanced by the use of cash payments to the named executive officers versus the issuance of options or other equity-based awards, which may lead to an increased number of outstanding shares causing diminished share-based returns.  The named executive officers, as with all employees, wishing to acquire the Corporation’s common stock are eligible to participate in the 2006 Employee Stock Purchase Plan.

Additional Benefits

The named executive officers may participate in other employee benefit programs that are generally available to the other employees of the Corporation.  Other perquisites received by the named executive officers are either included in the Summary Compensation Table in this proxy statement or do not exceed $10,000 in the aggregate annually.

Employment Agreements

We have entered into employment agreements with Messrs. Grafmyre and Knepp and Ms. Riles.  A discussion of these agreements follows.

Richard A. Grafmyre.  On October 29, 2010, Mr. Grafmyre entered into an employment agreement with the Corporation and the Bank.  The initial term of the agreement is three years and the agreement annually renews for a term ending one year from each annual anniversary date.  Under the terms of the agreement, Mr. Grafmyre will receive an annual base salary of at least $265,000, subject to increases by the Corporation and the Bank.  Mr. Grafmyre is also entitled to participate in any pension, retirement, profit sharing, stock option, incentive bonus, employee stock ownership, or other plans, benefits, and privileges available to employees and executive officers of the Corporation and the Bank.  In addition, Mr. Grafmyre is entitled to the use of a mid-size automobile for business and ancillary personal use and payment of initiation fees, and membership assessments and dues for him and his spouse at two clubs.

The agreement may be terminated by the Corporation and the Bank for cause (as defined in the agreement), in which case the parties’ obligations under the agreement will cease.  If the agreement is terminated by the Corporation and the Bank without cause and there has not been a change-in-control (as defined in the agreement), then the Corporation and the Bank will continue to pay Mr. Grafmyre’s then current annual base salary for the greater of six months or the number of months remaining in the term of his employment agreement and maintain the same level of contributions toward Mr. Grafmyre’s continued participation in the Bank’s medical/health insurance in effect.  In the event that medical/health insurance cannot be provided for Mr. Grafmyre, the Bank will pay him a dollar amount equal to cost of maintaining such insurance.  If, following a change-in-control, the agreement is terminated by the Corporation and the Bank without cause or Mr. Grafmyre voluntarily terminates his employment for good reason (as defined in the agreement), the Corporation or the Bank will pay Mr. Grafmyre, in cash, within 30 days of termination, an aggregate amount equal to two times Mr. Grafmyre’s then base salary; provided, however, that in the event the lump sum payment described above, when added to all other amounts or benefits provided to Mr. Grafmyre upon termination, would result in the imposition of an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the payment will be reduced to the extent necessary to avoid imposition of the tax.  If during the term of the agreement, Mr. Grafmyre voluntarily terminates employment, retires, dies, or becomes disabled (as defined in the agreement), the obligations of the parties under the agreement will cease, unless Mr. Grafmyre dies or becomes disabled after providing notice of termination for good reason following a change in control, in which case, Mr. Grafmyre, or his estate, as the case may be, will be entitled to the amounts described above.

The agreement contains noncompete covenants which generally prohibit Mr. Grafmyre from engaging in banking activities within twenty-five miles of 300 Market Street, Williamsport, Pennsylvania.  These covenants generally extend for a period of one year after Mr. Grafmyre’s termination of employment unless his employment terminates as a result of a delivery of a notice of nonrenewal by the Corporation and the Bank, in which case these covenants end on the date the agreement terminates.

Brian L. Knepp.  On June 1, 2010, Mr. Knepp entered into an employment agreement with the Corporation and the Bank.  The initial term of the agreement is three years and the agreement annually renews for a term ending one year from each annual anniversary date.  Under the terms of the agreement, Mr. Knepp will receive an annual base salary of at least $116,480, subject to increases by the Corporation and the Bank.  Mr. Knepp is also entitled to participate in any pension, retirement, profit sharing, stock option, incentive bonus, employee stock ownership, or other plans, benefits, and privileges available to employees and executive officers of the Corporation and the Bank.

The agreement may be terminated by the Corporation and the Bank for cause (as defined in the agreement), in which case the parties’ obligations under the agreement will cease.  If the agreement is terminated by the Corporation and the Bank without cause and there has not been a change-in-control (as defined in the agreement), then the Corporation and the Bank will continue to pay Mr. Knepp’s then current annual base salary for the number of months remaining in the term of his employment agreement and provide Mr. Knepp, at no cost to him, with continuation of health and medical benefits for a period of two years following termination of employment.  In the event that health and medical benefits cannot be provided, a dollar amount equal to the after-tax cost of obtaining such benefits will be provided to Mr. Knepp.  If, following a change-in-control, the agreement is terminated by the Corporation and the Bank without cause or Mr. Knepp voluntarily terminates his employment for good reason (as defined in the agreement), the Corporation or the Bank will pay Mr. Knepp, in cash, within 30 days of termination, an aggregate amount equal to two times Mr. Knepp’s then base salary; provided, however, that in the event the lump sum payment described above when added to all other amounts or benefits provided to Mr. Knepp upon termination would result in the imposition of an excise tax under Section 4999 of the Code, the payment will be reduced to the extent necessary to avoid imposition of the tax.  If during the term of the agreement, Mr. Knepp voluntarily terminates employment, retires, dies, or becomes disabled (as defined in the agreement), the obligations of the parties under the agreement will cease, unless Mr. Knepp dies or becomes disabled after providing notice of termination for good reason following a change in control, in which case, Mr. Knepp, or his estate, as the case may be, will be entitled to the amounts described above.

The agreement contains noncompete covenants which generally prohibit Mr. Knepp from engaging in banking activities within a county within the Commonwealth of Pennsylvania, or any contiguous county, in which a branch office or other facility of the Bank is located.  These covenants generally extend for a period of one year after Mr. Knepp’s termination of employment unless his employment terminates as a result of a delivery of a notice of nonrenewal by the Corporation and the Bank, in which case these covenants end on the date the agreement terminates.

Ann M. Riles.  On February 28, 2011, Ms. Riles entered into an employment agreement with the Corporation and the Bank.  The initial term of the agreement is three years and the agreement annually renews for a term ending one year from each annual anniversary date.  Under the terms of the agreement, Ms. Riles will receive an annual base salary of at least $141,466, subject to increases by the Corporation and the Bank.  Ms. Riles is also entitled to participate in any pension, retirement, profit sharing, stock option, incentive bonus, employee stock ownership, or other plans, benefits, and privileges available to employees and executive officers of the Corporation and the Bank.

The agreement may be terminated by the Corporation and the Bank for cause (as defined in the agreement), in which case the parties’ obligations under the agreement will cease.  If the agreement is terminated by the Corporation and the Bank without cause and there has not been a change-in-control (as defined in the agreement), then the Corporation and the Bank will continue to pay Ms. Riles’ then current annual base salary for the number of months remaining in the term of his employment agreement and provide Ms. Riles, at no cost to her, with continuation of health and medical benefits for a period of two years following termination of employment.  In the event that health and medical benefits cannot be provided, a dollar amount equal to the after-tax cost of obtaining such benefits will be provided to Ms. Riles.  If, following a change-in-control, the agreement is terminated by the Corporation and the Bank without cause or Ms. Riles voluntarily terminates her employment for good reason (as defined in the agreement), the Corporation or the Bank will pay Ms. Riles, in cash, within 30 days of termination, an aggregate amount equal to two times Ms. Riles’ then base salary; provided, however, that in the event the lump sum payment described above when added to all other amounts or benefits provided to Ms. Riles upon termination would result in the imposition of an excise tax under Section 4999 of the Code, the payment will be reduced to the extent necessary to avoid imposition of the tax.  If during the term of the agreement, Ms. Riles voluntarily terminates employment, retires, dies, or becomes disabled (as defined in the agreement), the obligations of the parties under the agreement will cease, unless Ms. Riles dies or becomes disabled after providing notice of termination for good reason following a change in control, in which case, Ms. Riles, or her estate, as the case may be, will be entitled to the amounts described above.

The agreement contains noncompete covenants which generally prohibit Ms. Riles from engaging in banking activities within a county within the Commonwealth of Pennsylvania, or any contiguous county, in which a branch office or other facility of the Bank is located.  These covenants generally extend for a period of one year after Ms. Riles’ termination of employment unless her employment terminates as a result of a delivery of a notice of nonrenewal by the Corporation and the Bank, in which case these covenants end on the date the agreement terminates.

COMPENSATION AND BENEFITS COMMITTEE REPORT

The Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management.  Based on the Committee’s review and discussion with management, the Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in, through incorporation by reference from this proxy statement, our Annual Report on Form 10-K for the year ended December 31, 2011.

Members of the Compensation and Benefits Committee
Michael J. Casale, Jr.
H. Thomas Davis, Jr.
D. Michael Hawbaker
R. Edward Nestlerode, Jr.

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act or the Exchange Act, that incorporate future filings, including this proxy statement, in whole or in part, the foregoing report shall not be incorporated by reference into any such filing.

EXECUTIVE COMPENSATION

The following table sets forth the annual compensation for services in all capacities to the Corporation and the Bank for the year ended December 31, 2011 for those persons who served as the principal executive officer or principal financial officer at any time during the last completed fiscal year (collectively, the “named executive officers”).  No other executive officer received total compensation in excess of $100,000 for the last completed fiscal year.

Summary Compensation Table

							Change in Pension
							Value and
						Non-Equity	Nonqualified Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)(1)	($)(2)	($)	($)	($)(3)	($)(4)	($)(5)(6)	($)
Richard A. Grafmyre	2011	$245,000	$600	$—	$—	$88,536	$—	$26,223	$360,359
President and Chief Executive Officer (7)	2010	38,635	100	—	—	—	—	190	38,925

Brian L. Knepp	2011	110,942	600	—	—	28,956	—	8,377	148,875
Chief Financial Officer (8)	2010	105,320	600	—	—	19,969	—	7,836	133,725
	2009	98,540	13,443	—	—	—	—	6,945	118,928

Ann M. Riles	2011	137,725	600	—	—	35,946	165,593	7,240	347,104
Chief Credit Officer (9)	2010	133,748	600	—	—	25,358	84,260	9,240	253,206
	2009	129,835	24,334	—	—	—	40,260	6,096	200,525

(1)             Total includes base salary Mr. Grafmyre, Mr. Knepp, and Ms. Riles.

(2)             Amounts for 2011 and 2010 represent $600 holiday bonus paid to all employees.  Amounts for 2009 include discretionary cash bonuses paid prior to adoption of the Corporation’s Performance-Based Bonus Plan in March 2010.

(3)             Amounts represent amounts paid for 2011 and 2010 under the Corporation’s Performance-Based Bonus Plan adopted in March 2010.

(4)             The amounts in the Change in Pension Value and Nonqualified Deferred Compensation earnings column include the aggregate change in the actuarial present value of the accumulated benefit under the defined benefit pension plan.  The pension plan is described under the heading “Retirement Plan” below.

(5)             The cost of certain perquisites and other personal benefits for Mr. Knepp and Ms. Riles are not included because such total does not exceed $10,000.  For Mr. Grafmyre, 2011 amounts include: club membership fees and dues — $20,425; life insurance — $1,120; and automobile — $4,678.

(6)             Other compensation includes employer contributions to the 401(k) Plan for the benefit of Mr. Grafmyre, Mr. Knepp, and Ms. Riles.

(7)             Mr. Grafmyre joined the Corporation in October 2010 and serves as the President and Chief Executive Officer of the Corporation and the Bank, and is also a member of the Board of Directors of the Corporation and the Bank.

(8)             Mr. Knepp serves as the Chief Financial Officer and Secretary of the Corporation and the Bank.

(9)             Ms. Riles serves as a Senior Vice President of the Corporation and the Bank and the Chief Credit Officer of the Bank.

GRANTS OF PLAN-BASED AWARDS

There were no grants of equity plan-based awards to our named executive officers during the 2011 fiscal year.

The following table shows information regarding non-equity incentive awards under the Corporation’s Performance-Based Bonus Plan for 2011 for Mr. Grafmyre, Mr. Knepp, and Ms. Riles.

(For fiscal year ended December 31, 2011)

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)
Name	Threshold ($)	Target ($)	Maximum ($)
Richard A. Grafmyre	$24,500	$53,900	$102,900
Brian L. Knepp	8,099	17,751	34,392
Ann M. Riles	10,027	21,977	42,581

(1)

Amounts reported are the following percentages of base salary in 2011, based on achievement of weighted target results for 2011 (i.e., return on equity, gross loan growth, growth in deposits (excluding brokered deposits), growth in core deposits, net interest margin, and net overhead as percentage of average assets), which were established as targets by the Compensation and Benefits Committee under the Performance-Based Bonus Plan: Mr. Grafmyre - 10.0% (threshold), 22.0% (target), and 42.0% (maximum) and Mr. Knepp and Ms. Riles — 7.3%, 16.0%, and 31.0%.

Awards were paid for 2011 under the Performance-Based Bonus Plan because actual performance measured against weighted performance factors resulted in performance of approximately 170% of targeted performance goals.  Cash payments made under the Plan for 2011 are included in the Summary Compensation Table under the column labeled “Non-Equity Incentive Plan Compensation.”   For further information on the Performance-Based Bonus Plan, see the “Compensation Discussion & Analysis” section of this proxy statement.

OUTSTANDING EQUITY AWARDS

There were no outstanding equity awards as of December 31, 2011 for our named executive officers.

OPTION EXERCISES AND STOCK VESTED

There were no options exercised or vested during the 2011 fiscal year.

NONQUALIFIED DEFERRED COMPENSATION

There was no participation by any of the named executive officers in a nonqualified deferred compensation plan.

RETIREMENT PLAN

The Bank maintains a noncontributory defined benefit pension plan for all employees hired prior to January 1, 2004, who meet certain age and length of service requirements.  Benefits are based primarily on years of service and the average annual compensation earned by an employee, which is the employee’s annual compensation averaged over the five highest paid consecutive calendar years within the final ten years of employment.  Annual compensation is based upon the employee’s W-2 wages, which includes base salary, bonus, personal vehicle mileage for certain executive officers, and life insurance coverage that exceeds $50,000.  The Bank’s funding policy is consistent with the funding requirements of federal law and regulations.  Plan assets are primarily comprised of common stocks and U.S. Government and corporate debt securities.  The plan was amended, effective January 1, 2004, to cease eligibility for employees with a hire date of January 1, 2004 or later.  Because Messrs. Grafmyre and Knepp joined the Bank in 2010 and 2005, respectively, they are not eligible to participate in the pension plan and are, therefore, excluded from the table below. Employees with a hire date of January 1, 2004 or later are eligible to receive, after one year of service, an annual contribution by the Bank equal to a discretionary percentage of an employee’s base compensation into an account established for the employee under the Bank’s 401(k) plan.  The accrued normal retirement benefit under the plan is determined by the following formula:  1.4% of the average annual compensation up to social security covered compensation multiplied by the credited service, plus 2% of the average annual compensation that is in excess of the Social Security covered compensation multiplied by the number of years of credited service.

The following table sets forth the total number of years of credited service and the present value of the accumulated benefit as of December 31, 2011 for the named executive officer who participates in the defined benefit pension plan.

Pension Benefits Table

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Ann M. Riles	Jersey Shore State Bank Retirement Plan	27.25	$617,856	$—

POTENTIAL POST-EMPLOYMENT PAYMENTS

Each of Mr. Grafmyre, Mr. Knepp, and Ms. Riles will be entitled to certain contractual benefits if their employment terminates under certain circumstances preceding or following a change in control.  The agreements are described under the caption “Employment and Change-in-Control Agreements” included in the Compensation Discussion and Analysis.  We calculated the potential post-employment payments due to each of these named executive officers assuming each named executive officer terminated employment or a change in control occurred on December 31, 2011.  Actual amounts payable can only be determined at the time of such executive’s termination.  The following table summarizes the potential payments to Mr. Grafmyre, Mr. Knepp, and Ms. Riles.

				Before Change in Control		After Change in Control
		Termination for Death or Disability	Involuntary Termination for Cause	Involuntary Termination without Cause	Voluntary Termination for Good Reason	Involuntary Termination without Cause	Voluntary Termination for Good Reason
Richard A. Grafmyre	Severance (1)	$—	$—	$447,050	$—	$490,000	$490,000
	Welfare continuation (2)	—	—	11,436	—	—	—
	Potential reduction in payout due to operation of Code Section 280G	—	—	—	—	—	—
	Total	$—	$—	$458,486	$—	$490,000	$490,000
Brian L. Knepp	Severance (1)	$—	$—	$156,753	$—	$240,112	$240,112
	Welfare continuation (2)	—	—	—	—	—	—
	Potential reduction in payout due to operation of Code Section 280G	—	—	—	—	—	—
	Total	$—	$—	$156,753	$—	$240,112	$240,112
Ann M. Riles	Severance (1)	$—	$—	$159,589	$—	$307,447	$307,447
	Welfare continuation (2)	—	—	12,473	—	—	—
	Potential reduction in payout due to operation of Code Section 280G	—	—	—	—	—	—
	Total	$—	$—	$172,062	$—	$307,447	$307,447

(1) For severance and welfare continuation payment calculation, and time and form of such payments, see “Employment and Severance Agreements.”
(2) Assumes no increase in the cost of welfare benefits.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is composed of four (4) independent directors as defined under NASDAQ listing standards.  The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is available on our website, www.jssb.com, under Investor Relations/Financial Information/Governance Documents and is available upon request to the President.

The Audit Committee has reviewed our audited financial statements for the fiscal year ended December 31, 2011, and discussed them with management and our independent registered public accounting firm, S.R. Snodgrass, A.C.  The Audit Committee also has discussed with our independent auditor the matters required to be discussed by the U.S. Statement on Auditing Standards No. 61, as amended.

The Audit Committee has received from our independent auditor the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and the Audit Committee has discussed with management and the independent accountant the accountant’s independence.

Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that our audited financial statements for the fiscal year ended December 31, 2011 be included in our Annual Report on Form 10-K for that fiscal year for filing with the SEC.

In connection with standards for independence of our external auditors issued by the Public Company Accounting Oversight Board, during the 2012 fiscal year, the Audit Committee will undertake to consider in advance of the provision of any non-audit services by our independent accountant whether the provision of such services is compatible with maintaining the independence of our external auditors.

This report is not intended to be incorporated by reference into any filing made by Penns Woods Bancorp, Inc. with the SEC under the Securities Act or the Exchange Act.

Members of the Audit Committee
James M. Furey, II
D. Michael Hawbaker
Leroy H. Keiler, III
R. Edward Nestlerode, Jr.

PROPOSAL NOS. 2 AND 3
AMENDMENT OF ARTICLES OF INCORPORATION TO INCREASE AUTHORIZED SHARES OF COMMON STOCK FROM 10,000,000 TO 15,000,000 AND AUTHORIZE  3,000,000 SHARES OF PREFERRED STOCK

General

The Corporation presently is authorized to issue 10,000,000 shares of common stock, $8.33 par value per share, and no shares of preferred stock. The Corporation’s Board of Directors recommends that shareholders approve amendments to Article 5 of the Corporation’s articles of incorporation to (i) increase the authorized shares of common stock from 10,000,000 shares to 15,000,000 shares and (ii) authorize the issuance of 3,000,000 shares of preferred stock, commonly referred to as “blank check” preferred stock because the creation and issuance of the preferred stock is authorized by shareholders in advance and the specific terms, rights, and features of the preferred stock are determined by the Board of Directors from time to time.  The authorization of blank check preferred stock would permit the Board of Directors to create and issue preferred stock from time to time in one or more classes or series. Subject to the Corporation’s articles of incorporation, as amended from time to time, and the limitations prescribed by law or by any stock exchange or national securities association trading system on which the Corporation’s securities may be listed, the Board of Directors would be expressly authorized, at its discretion, to adopt resolutions to issue preferred shares, to fix the number of shares, and to change designations, preferences, and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights, dividend rates, terms of redemption, redemption prices, voting rights, conversion rights, and liquidation preferences of the shares constituting any series of preferred stock, in each case without any further action or vote by shareholders.

The Board of Directors has unanimously approved the proposed amendments to the Corporation’s articles of incorporation, subject to shareholder approval, and directed that such amendments be submitted to the Corporation’s shareholders for approval.

Rationale for Increasing Shares of Common Stock and Authorizing Preferred Stock

The Board of Directors believes that the proposed amendments to the articles of incorporation will provide the Corporation with increased flexibility in meeting future capital requirements by both increasing the authorized common stock and providing another type of security in addition to its common stock for use in connection with corporate activities. Such uses may include, without limitation, issuance as all or part of the consideration to be paid by the Corporation for strategic acquisitions of other businesses should appropriate opportunities arise in the future, issuance for cash as a means of obtaining additional capital to meet regulatory requirements or fund organic growth, or use in connection with employee benefit plans.  The Board of Directors also believes that the global economic challenges experienced over the past few years, and the challenges experienced by the financial services industry in particular, may result in both increased regulatory capital requirements in the future and also present the opportunity to make targeted strategic acquisitions that complement the Corporation’s business and operations.  The Board believes that the availability of additional shares of common stock and shares of preferred stock (which can be customized to meet the needs of any particular transaction or market conditions) to address any such requirements or opportunities is advisable.  The Corporation is not a party to any agreement, arrangement, or understanding relating to an acquisition of another entity as of the date of this proxy statement.

Effect of Amendment on Current Shareholders

If the proposed amendments are approved by the shareholders, the additional common stock and preferred stock so authorized could be issued, at the discretion of the Board of Directors, for any proper corporate purpose, without further action by the shareholders other than as may be required by applicable law or stock exchange listing standards for a particular transaction. Existing shareholders do not have preemptive rights with respect to future issuances of common stock or preferred stock by the Corporation and their interest in the Corporation could be diluted by such issuances with respect to any of the following: earnings per share, voting, liquidation rights, and book and market value.

If the proposed amendment with respect to the increase in authorized common stock is approved, each additional share of common stock authorized for issuance will have the same rights as, and is identical in all respects with, each other share of the Corporation’s common stock. The newly authorized shares of common stock will not affect the rights, such as voting and liquidation rights, of the shares of common stock currently outstanding.

If the proposed amendment with respect to the preferred stock is approved, the Board of Directors will have the power to issue the authorized preferred stock in one or more classes or series with such preferences and voting rights as the Board of Directors may fix in the resolution providing for the issuance of such shares. The issuance of preferred stock could affect the relative rights of the Corporation’s common stock. Depending upon the exact terms, limitations, and relative rights and preferences, if any of the preferred stock as determined by the Board of Directors at the time of issuance, the holders of preferred stock may be entitled to a higher dividend rate than that paid on the common stock, a prior claim on funds available for the payment of dividends, a fixed preferential payment in the event of liquidation and dissolution of the Corporation, redemption rights, rights to convert their preferred stock into common stock, and voting rights which would tend to dilute the voting control of the Corporation by the holders of common stock. Depending on the particular terms of any series of the preferred stock, holders thereof may have significant voting rights and the right to representation on the Corporation’s Board of Directors. In addition, the approval of the holders of preferred stock, voting as a class or as a series, may be required for the taking of certain corporate actions, such as mergers or similar transactions.

Possible Anti-Takeover Effects of Proposed Amendment to Articles of Incorporation

The issuance of common stock or preferred stock may have the effect of discouraging or thwarting persons seeking to take control of the Corporation through a tender offer, proxy fight, or otherwise seeking to bring about removal of incumbent management or a corporate transaction such as a merger even if a shareholder or group of shareholders supported any such transaction. For example, the issuance of common or preferred stock in a public or private sale, merger or in a similar transaction would increase the number of the Corporation’s outstanding shares, thereby diluting the interest of a party seeking to acquire control of the Corporation. Further, the preferred stock may be viewed as having the effect of discouraging an attempt by another person or entity to acquire control of the Corporation because the ‘‘blank check’’ preferred stock could be used by the Board of Directors for defensive measures, including the issuance of shares of preferred stock to dilute the economic interest or voting power of the person or entity seeking to acquire control or the adoption of a shareholder rights plan or so-called ‘‘poison pill.’’ The proposed amendments have not been made in response to, and are not being presented to deter, any effort to obtain control of the Corporation and are not being proposed as anti-takeover measures.

Text of Proposed Amendment to Articles of Incorporation

If both proposals are approved by shareholders, Article 5 of the Corporation’s Articles of Incorporation will be amended will to read in its entirety as follows:

“5.  The corporation shall have authority to issue (i) fifteen million (15,000,000) shares of common stock, par value $8.33 per share, and (ii) three million (3,000,000) shares of preferred stock, having such par value as the Board of Directors shall fix and determine (the “Preferred Stock”).  The Preferred Stock may be issued from time to time as a class without series or, if so determined by the Board of Directors of the corporation, either in whole or in part, in one or more series.  There is hereby expressly granted to and vested in the Board of Directors of the corporation authority to fix and determine (except as fixed and determined herein), by resolution, the par value, voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, including specifically, but not limited to, the dividend rights, conversion rights, redemption rights and liquidation preferences, if any, of any wholly unissued series of Preferred Stock (or the entire class of Preferred Stock if none of such shares have been issued), the number of shares constituting any such series and the terms and conditions of the issue thereof.  Prior to the issuance of any shares of Preferred Stock, a statement setting forth a copy of each such resolution or resolutions and the number of shares of Preferred Stock of each such class or series shall be executed and filed in accordance with the Pennsylvania Business Corporation Law.  Unless otherwise provided in any such resolution or resolutions, the number of shares of capital stock of any such class or series so set forth in such resolution or resolutions may thereafter be increased or decreased (but not below the number of shares then outstanding), by a statement likewise executed and filed setting forth a statement that a specified increase or decrease therein had been authorized and directed by a resolution or resolutions likewise adopted by the Board of Directors of the corporation.  In case the number of such shares shall be decreased, the number of shares so specified in the statement shall resume the status they had prior to the adoption of the first resolution or resolutions.”

If Proposal No. 2 is approved, the articles of incorporation will be amended to increase the authorized number of shares of common stock from 10,000,000 to 15,000,000.  If Proposal No. 3 is approved, the articles of incorporation will be amended to authorize the issuance of 3,000,000 shares of preferred stock.  Approval of Proposal No. 2 and Proposal No. 3 are not dependent on approval of the other by shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE ‘‘FOR’’ THE PROPOSALS TO AMEND THE ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 10,000,000 TO 15,000,000 AND TO AUTHORIZE 3,000,000 SHARES OF PREFERRED STOCK.  The affirmative vote of a majority of all votes cast at the Annual Meeting is required to approve each of Proposals 2 and 3.  All proxies will be voted “FOR” each of Proposals 2 and 3 unless a shareholder specifies to the contrary on such shareholder’s proxy card.

PROPOSAL NO. 4
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of the Corporation has appointed the firm of S.R. Snodgrass, A.C., Certified Public Accountants (the “Auditors”), of Wexford, Pennsylvania, as the Corporation’s independent registered public accounting firm for its 2012 fiscal year.  The terms of the appointment were reviewed and recommended by the Audit Committee.

Although ratification by the Corporation’s shareholders is not required by our bylaws or otherwise, the Board of Directors is submitting the selection of the Auditors to shareholders for ratification because the Corporation values its shareholders’ views on the Corporation’s independent registered public accounting firm. If the Corporation’s shareholders fail to ratify the selection, it will be considered as notice to the Board of Directors and the Audit Committee to consider the selection of a different independent registered public accounting firm.  Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Corporation.

A representative from the Auditors is expected to be present at the Annual Meeting.  The representative will be given an opportunity to make a statement if he or she desires to do so, and will be available to answer appropriate questions from shareholders.

The Auditors served as the Corporation’s independent registered public accounting firm for the 2011 and 2010 fiscal years, provided assistance to the Corporation and the Bank in connection with regulatory matters, charging the Bank for such services at its customary hourly billing rates.  The fees paid by the Corporation and Bank are summarized below.  The non-audit services were approved by the Corporation’s and the Bank’s Audit Committee after due consideration of the effect of the performance thereof on the independence of the Auditors and after the conclusions by the Corporation’s and the Bank’s Board of Directors that there was no effect on the independence of the Auditors.  The Auditors have advised the Corporation that none of its members have any financial interest in the Corporation.

Audit Fees

The fees for professional services incurred by the Corporation for services rendered by the Corporation’s independent auditors in connection with the audit of the Corporation’s financial statements for the years ended December 31, 2011 and December 31, 2010, and the review of the Corporation’s Forms 10-Q for such fiscal years were $117,459 and $113,650, respectively. All such services were performed by permanent, full-time employees of S.R. Snodgrass, A.C.

Audit-Related Fees

Audit-Related fees for the performance of the audits of the Bank’s employee benefit plans’ financial statements for the years ended December 31, 2011 and December 31, 2010, were $20,818 and $19,066, respectively.

Tax Fees

Tax fees for the years ended December 31, 2011 and December 31, 2010 resulting from services provided by the Corporation’s independent registered public accounting firm totaled $15,726 and $16,300, respectively.

Other Fees

There were no other fees billed to the Corporation and Bank by S.R. Snodgrass, A.C. for other services for the years ended

December 31, 2011 and December 31, 2010.

Pre-approval of Audit and Permissible Non-Audit Services

The Audit Committee of the Board of Directors pre-approves all audit and permissible non-audit services provided by the Corporation’s independent registered public accounting firm.  All of the services provided by S.R. Snodgrass, A.C. set forth above were pre-approved by the Audit Committee.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR RATIFICATION FOR THE APPOINTMENT OF S.R. SNODGRASS, A.C., AS THE CORPORATION’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2012 FISCAL YEAR.  The affirmative vote of a majority of all votes cast at the Annual Meeting is required to ratify the appointment.  All proxies will be voted “FOR” ratification appointment unless a shareholder specifies to the contrary on such shareholder’s proxy card.

SHAREHOLDER PROPOSALS FOR 2013 ANNUAL MEETING

SEC Regulations permit shareholders to submit proposals for consideration at annual meetings of shareholders.  Any such proposals for the Corporation’s Annual Meeting of Shareholders to be held in 2013 must be submitted in writing to the President of Penns Woods Bancorp, Inc., at its principal executive office, 300 Market Street, Williamsport, PA 17701, on or before November 21, 2012, and must follow the procedures required by SEC Rule 14a-8 in order to be included in proxy materials relating to that meeting.

A shareholder proposal submitted after November 21, 2012, or which does not otherwise meet the requirements of the SEC, will not be included in the Corporation’s proxy statement for the annual meeting to be held in 2013, but may be presented for consideration at the annual meeting, if submitted to the Secretary of the Corporation not less than ninety (90) days or more than one hundred fifty (150) days prior to the annual meeting, which proposal must contain certain information required by the Bylaws.  If the shareholder intending to present such a proposal has not provided the Corporation written notice of the matter on or before January 25, 2013, the proxy holders of the Board of Directors will have discretionary authority to vote on such proposal at the meeting.  However, if the date of the 2013 annual meeting is changed more than 30 days from April 25, 2013, the anniversary of the 2012 annual meeting, the deadline for delivery notice to the Corporation which would restrict the proxy holders of the Board of Directors from exercising discretion would be a reasonable time before the Corporation sends its proxy materials, assuming the notice complies with the requirements of the Bylaws.

CERTAIN TRANSACTIONS

NASDAQ rules require that we conduct an appropriate review of related party transactions for potential conflict of interest situations on an ongoing basis, and all such transactions must be approved by our Audit Committee or another independent body of the Board of Directors.

Our Code of Ethics and Conflicts of Interest Policy requires all directors, officers, and employees who may have a potential or apparent conflict of interest to notify our Human Resource Director.  A potential conflict exists whenever an individual has an outside interest — direct or indirect — which conflicts with the individual’s duty to the Corporation or any of its affiliates or adversely affects the individual’s judgment in the discharge of his or her responsibilities.  Prior to consideration, full disclosure of all material facts concerning the

relationship and financial interest of the relevant individuals in the transaction is required   The Code of Ethics and Conflict of Interest Policy is available for review by contacting the President.

To identify related party transactions, each year, we submit and require our directors and officers to complete Director and Officer Questionnaires identifying any transaction with us or any of our subsidiaries in which the officer or director or their family members have an interest.

There have been no material transactions between the Corporation and the Bank, or any material transactions proposed, with any director or executive officer of the Corporation and the Bank, or any associate of the foregoing persons.  The Corporation and the Bank have had, and intend to continue to have, banking and financial transactions in the ordinary course of business with directors and officers of the Corporation and the Bank and their associates on comparable terms and with similar interest rates as those prevailing from time to time for persons not related to or associated with the Corporation and the Bank.

Total loans outstanding from the Bank at December 31, 2011 to the Corporation’s and the Bank’s officers and directors as a group and members of their immediate families and companies in which they had an ownership interest of 10% or more was $8,644,000 or approximately 12.75% of the total equity capital of the Bank.  Loans to such persons were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the Corporation and the Bank, and did not involve more than the normal risk of collectability or present other unfavorable features.

ANNUAL REPORT

A copy of the Corporation’s Annual Report and Form 10-K for its fiscal year ended December 31, 2011 is enclosed with this proxy statement.

You may access the following proxy materials at http://www.cfpproxy.com/4823:

•                  Notice of the 2012 Annual Meeting of Shareholders;

•                  the 2012 Proxy Statement of the Corporation;

•                  the Corporation’s Annual Report to Shareholders for the year ended December 31, 2011; and

•                  Proxy Card.

OTHER MATTERS

The Board of Directors of the Corporation is not aware that any other matters are to be presented for action, other than the matters described in the accompanying Notice of Annual Meeting of Shareholders.  Because the Corporation has not received notice of any other matters to be presented for action at the meeting; if any other matters properly come before the meeting, or any adjournments thereof, the proxy holders are authorized to vote thereon at their discretion.

All directors of the Corporation are expected to attend the Corporation’s Annual Meeting of Shareholders.  In 2011, eight directors attended the Annual Meeting of Shareholders.

Shareholders may communicate directly with the Board of Directors of the Corporation by contacting the Corporation’s President & Chief Executive Officer, Richard A. Grafmyre, 300 Market Street, Williamsport, PA 17701 (570-322-1111).  All bona fide communications received by the Corporation’s President & Chief Executive Officer will be relayed to the applicable member of the Board of Directors or, if no specific director is designated to receive the communication, the appropriate board member.

ADDITIONAL INFORMATION

UPON WRITTEN REQUEST OF ANY SHAREHOLDER, A COPY OF THE CORPORATION’S REPORT ON FORM 10-K FOR ITS FISCAL YEAR ENDED DECEMBER 31, 2011 INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO,

REQUIRED TO BE FILED WITH THE SEC PURSUANT TO RULE 13a-1 UNDER THE EXCHANGE ACT MAY BE OBTAINED, WITHOUT CHARGE, FROM RICHARD A. GRAFMYRE, PRESIDENT, PENNS WOODS BANCORP, INC.

By Order of the Board of Directors,

Richard A. Grafmyre
President and Chief Executive Officer

Dated: March 21, 2012

With- For All For hold Except For Against Abstain Date Sign above co-holder (if any) sign above Please be sure to date and sign this proxy card in the box below. When shares are held by joint tenants, both should sign. Executors, administrators, trustees, etc. should give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer. REVOCABLE PROXY PENNS WOODS BANCORP, INC. 2012 ANNUAL MEETING PROXY THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS The undersigned shareholder(s) of Penns Woods Bancorp, Inc. (the “Corporation”) hereby constitutes and appoints Brian L. Knepp and Richard A. Grafmyre and each or any of them, proxies of the undersigned, with full power of substitution, to vote all of the shares of common stock of the Corporation, standing in my (our) names on its books on March 1, 2012 at the Annual Meeting of Shareholders of the Corporation to be held at the Holiday Inn Williamsport, 100 Pine Street, Williamsport, Pennsylvania 17701 on April 25, 2012 at 1:00 P.M., or any adjournment or postponement thereof as follows. The Board of Directors recommends you vote FOR all of the nominees for director in Proposal 1 and FOR Proposals 2, 3, and 4. PLEASE MARK VOTES AS IN THIS EXAMPLE For Against Abstain INSTRUCTION: To withhold authority to vote for any individual nominee, mark “Except” and write that nominee’s name in the space provided below. 1. ELECTION OF DIRECTORS TO SERVE FOR A THREE YEAR TERM Leroy H. Keiler, III Hubert A. Valencik Ronald A. Walko 2. Proposal to amend articles of incorporation to increase authorized shares of common stock from 10,000,000 shares to 15,000,000 shares 3. Proposal to amend articles of incorporation to authorize 3,000,000 shares of preferred stock 4.To ratify the selection of independent auditors For Against Abstain THIS PROXY, WHEN PROPERLY SIGNED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED ABOVE IN PROPOSAL 1 AND FOR PROPOSALS 2, 3, AND 4. This proxy will be voted in the discretion of the proxy holders on such other business as may properly come before the meeting or any adjournment thereof. PLEASE CHECK BOX IF YOU PLAN TO ATTEND THE MEETING. LIGHT REFRESHMENTS WILL BE SERVED. Detach above card, sign, date and mail in postage paid envelope provided. PLEASE ACT PROMPTLY PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. PENNS WOODS BANCORP, INC. IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED. PROXY MATERIALS ARE AVAILABLE ON-LINE AT: http://www.cfpproxy.com/4823